Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-163159) and Form S-8 (File No. 333-163160), of our report dated March 31, 2010, with respect to the consolidated financial statements of interCLICK, Inc. and Subsidiary included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ J.H. Cohn LLP
Roseland, New Jersey

March 31, 2010